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                                                                     Exhibit 8.1

                   [Sidley Austin Brown & Wood LLP Letterhead]


                                 August 26, 2003


First Data Corporation
6200 South Quebec Street
Greenwood Village, Colorado 80111

          Re: Registration Statement on Form S-4

Ladies and Gentlemen:

          We have acted as counsel for First Data Corporation, a Delaware corporation ("Parent"), in connection with (i) the Merger (the "Merger"), contemplated by, and defined and described in, the Agreement and Plan of Merger dated as of April 1, 2003 (the "Agreement") among Parent, Monaco Subsidiary Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Concord EFS, Inc., a Delaware corporation (the "Company") and (ii) the preparation and filing of the related Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus (as amended through the date hereof, the "Registration Statement/Prospectus") filed with the Securities and Exchange Commission (the "Commission"). You have requested our opinion regarding the federal income tax consequences of the Merger. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Agreement.


          In connection with this opinion letter, we have examined the Agreement, the Registration Statement/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinions, including, but not limited to, certain representation letters received by us from each of Parent and the Company dated the date hereof and referring to this opinion letter (the "Parent Tax Certificate" and "Company Tax Certificate", respectively). For purposes of this opinion letter, we have assumed (i) the validity and accuracy of the documents that we have examined, (ii) that the Merger will be consummated in the manner described in the Agreement and the Registration Statement/Prospectus, (iii) that the factual representations made by Parent in the Parent Tax Certificate and by the Company in the Company Tax Certificate are accurate and complete in all respects as of the time given and will continue to be accurate and complete in all respects as of the effective time of the Merger (as if made as of the effective time of the Merger), (iv) that the Merger will be reported by Parent, Sub and the Company on their respective federal income tax returns in a manner consistent with the opinions set forth below, and (v) that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.


          In rendering our opinions, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such statutes, regulations, judicial authorities, administrative interpretations and other authorities are subject to change at any time (possibly with retroactive effect). A change in the

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First Data Corporation

August 26, 2003

Page 2

authorities or the inaccuracy of any of the documents or assumptions on which our opinions are based could affect our conclusions.

          Based upon and subject to the foregoing, in our opinion,

          (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code,

          (ii) each of Parent, Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and

          (iii) the statements set forth in the Registration Statement/Prospectus under the headings "Summary - Concord Shareholders Will Not Recognize Any Gain or Loss for Federal Income Tax Purposes Upon the Exchange of Their Shares, Except that Gain or Loss Will be Recognized on the Receipt of Cash in Lieu of a Fractional Share of First Data Common Stock" and "Material Federal Income Tax Consequences of the Merger", to the extent they constitute matters of United States federal income tax law or legal conclusions with respect thereto, are correct in all material respects.

          Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

          We hereby consent to the reference to this opinion letter in the Registration Statement/Prospectus, to the filing of this opinion letter as an exhibit to the Registration Statement/Prospectus and to the reference to our firm under the headings "Summary - Concord Shareholders Will Not Recognize Any Gain or Loss for Federal Income Tax Purposes Upon the Exchange of Their Shares, Except that Gain or Loss Will be Recognized on the Receipt of Cash in Lieu of a Fractional Share of First Data Common Stock" and "Material Federal Income Tax Consequences of the Merger" in the Registration Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

          We are furnishing this opinion letter to you solely in connection with the filing of the Registration Statement/Prospectus and this opinion letter is not to be relied on, circulated, quoted or otherwise referred to for any other purpose.

                                         Very truly yours,

                                         /s/ Sidley Austin Brown & Wood LLP

                                         Sidley Austin Brown & Wood LLP